Exhibit 99.1

For further information:

Jude Beres

Chief Financial Officer

JBeres@UniversalLogistics.com

Universal Logistics Holdings, Inc. Reports Second Quarter 2017 Financial Results

Warren, MI – July 27, 2017 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported second quarter 2017 net income of $2.7 million, or $0.10 per basic and diluted share, on total operating revenues of $305.2 million.  This compares to $9.0 million, or $0.32 per basic and diluted share, during second quarter 2016 on total operating revenues of $276.8 million.

Operating revenues from truckload services increased $2.9 million to $76.7 million, compared to $73.8 million for the same period last year. Included in truckload revenues in the second quarter 2017 were $7.1 million of separately-identified fuel surcharges compared to $5.9 million during the same period last year.  During the quarter, Universal’s average operating revenue per load, excluding fuel surcharges, increased 8.9% primarily due to an increase in length of haul and an increase in revenue per mile.  This increase was partially offset by a 3.5% decrease in the number of loads hauled.  During the quarter ended July 1, 2017, Universal hauled 80,720 loads compared to 83,637 during the same period last year.

Revenues for the second quarter 2017 from brokerage services increased $8.2 million, or 14.5% to $64.7 million compared to $56.5 million one year earlier. The growth is due to increases in both the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  Universal’s average operating revenue per load, excluding fuel surcharges, increased 2.8% to $1,275 per load, up from $1,240 per load in the second quarter 2016.  The number of brokerage loads hauled increased 18.2% in the second quarter 2017 to 48,768 compared to 41,254 during the same period last year.

Intermodal services revenues increased $2.4 million to $38.7 million in the second quarter of 2017, up from $36.3 million during the same period last year.  During the quarter ended July 1, 2017, Universal moved 87,952 intermodal loads compared to 84,370 during the same period last year.  Included in intermodal revenues in the quarter ended July 1, 2017 were also $3.9 million in separately-identified fuel surcharges compared to $3.3 million during the same period last year.

Operating revenues from dedicated services in the second quarter 2017 increased $0.3 million to $24.4 million compared to $24.1 million one year earlier. The increase is primarily due to a 2.6% increase average operating revenue per load, excluding fuel surcharges, which was partially offset by a 1.4% decrease in the number of loads hauled.

Value-added services revenues increased $14.5 million to $100.6 million in the second quarter of 2017, compared to $86.1 million in the same period last year.  Our continued support of major customer vehicle programs, as well as improvements in our heavy-truck operations positively impacted top-line revenues in Universal’s value-added services division.  Overall, valued-added services grew by 16.8% compared to the same period last year.

Consolidated income from operations decreased $10.4 million to $6.4 million, compared to $16.8 million in second quarter 2016.  The overall decrease is primarily attributable to an $8.0 million loss in our Mexican value-added operations and higher than anticipated costs supporting one of our major value-added operations still in launch phase.  During the second quarter 2017, Universal’s logistics segment, which includes value-added and dedicated services, incurred an operating loss of $2.5 million compared to $10.6 million of operating income in the same period last year.  Income from operations in Universal’s transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased 23.2% to $8.5 million from $6.9 million during the same period last year.

During the second quarter of 2017, EBITDA decreased $7.6 million to $18.4 million, compared to $26.0 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the second quarter 2017 were 2.1% and 6.0%, respectively.  These profitability metrics compare to 6.1% and 9.4%, respectively, in second quarter 2016.

“We are pleased with the results our transportation segment delivered for us this quarter,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “Both our truckload and intermodal operations delivered their strongest results in over a year, and our brokerage business continues to grow at a double-digit pace.  On the logistics side, with the transition of an unprofitable Mexican program, one of our largest domestic value-added programs returning positive results, and a signs of strong recovery in North American Class 8 production, I am optimistic for the remainder of 2017 and beyond. We have some hard work ahead of us, but much of the headwinds have subsided and we are as committed as ever to the success of Universal, its customers, and the thousands of employees, agents and owner-operators we represent.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of July 1, 2017, Universal held cash and cash equivalents totaling $2.0 million, and $14.1 million in marketable securities.  Outstanding debt at the end of the second quarter 2017 was $251.7 million and capital expenditures totaled $15.6 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on August 7, 2017 and is expected to be paid on August 17, 2017.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s second quarter 2017 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM ET
Date:	Friday, July 28, 2017
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	42884669

A replay of the conference call will be available beginning two hours after the call through August 24, 2017, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 42884669. The call will also be available on investors.universallogistics.com.

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Operating revenues:
Truckload services	$76,744	$73,827	$148,234	$143,648
Brokerage services	64,714	56,498	122,703	106,236
Intermodal services	38,729	36,298	74,656	71,674
Dedicated services	24,375	24,053	49,271	46,136
Value-added services	100,637	86,137	194,777	169,513
Total operating revenues	305,199	276,813	589,641	537,207
Operating expenses:
Purchased transportation and equipment rent	142,600	132,012	273,827	253,677
Direct personnel and related benefits	81,238	65,903	156,782	130,418
Operating supplies and expenses	31,467	25,421	60,451	50,085
Commission expense	8,237	8,379	15,781	16,451
Occupancy expense	7,666	7,974	15,497	15,697
General and administrative	6,495	6,729	14,453	13,836
Insurance and claims	9,538	4,486	15,396	8,658
Depreciation and amortization	11,541	9,135	21,868	17,681
Total operating expenses	298,782	260,039	574,055	506,503
Income from operations	6,417	16,774	15,586	30,704
Interest expense, net	(2,481)	(2,115)	(4,717)	(4,078)
Other non-operating income	464	112	532	250
Income before provision for income taxes	4,400	14,771	11,401	26,876
Provision for income taxes	1,661	5,724	4,344	10,352
Net income	$2,739	$9,047	$7,057	$16,524
Earnings per common share:
Basic	$0.10	$0.32	$0.25	$0.58
Diluted	$0.10	$0.32	$0.25	$0.58
Weighted average number of common shares outstanding:
Basic	28,443	28,414	28,439	28,408
Diluted	28,443	28,414	28,439	28,408
Dividends declared per common share:	$0.07	$0.07	$0.14	$0.14

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 1, 2017	December 31, 2016
Assets
Cash and cash equivalents	$2,039	$1,755
Marketable securities	14,117	14,359
Accounts receivable - net	154,976	144,712
Other current assets	50,474	46,625
Total current assets	221,606	207,451
Property and equipment - net	260,776	246,277
Other long-term assets - net	114,097	116,729
Total assets	$596,479	$570,457

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$142,063	$110,061
Debt - net	250,234	261,267
Other long-term liabilities	52,976	51,397
Total liabilities	445,273	422,725
Total shareholders' equity	151,206	147,732
Total liabilities and shareholders' equity	$596,479	$570,457

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Truckload Services:
Number of loads	80,720	83,637	160,255	162,675
Average operating revenue per load, excluding fuel surcharges	$866	$795	$838	$796
Average operating revenue per mile, excluding fuel surcharges	$2.46	$2.42	$2.41	$2.37
Average length of haul	351	329	347	336
Average number of tractors	1,959	2,000	1,944	2,012

Brokerage Services:
Number of loads (a)	48,768	41,254	91,126	79,490
Average operating revenue per load, excluding fuel surcharges (a)	$1,275	$1,240	$1,270	$1,210
Average length of haul (a)	548	579	572	578
Number of active carriers	37,020	26,268	37,020	26,268

Intermodal Services:
Number of loads	87,952	84,370	171,505	166,049
Average operating revenue per load, excluding fuel surcharges	$387	$390	$387	$391
Average number of tractors	924	914	900	909
Number of depots	12	11	12	11

Dedicated Services:
Number of loads	52,310	53,058	104,306	97,644
Average operating revenue per load, excluding fuel surcharges	$389	$379	$392	$394
Average operating revenue per mile, excluding fuel surcharges	$1.91	$1.98	$1.96	$1.93
Average length of haul	203	191	200	204
Average number of tractors	812	707	771	729

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Value-added Services
Average number of direct employees	3,931	4,167	$4,354	$4,154
Average number of full-time equivalents	1,846	1,498	1,666	1,489
Number of active programs	50	51	50	51

Operating Revenues by Segment:
Transportation	$175,032	$169,286	$353,428	$326,832
Logistics	129,850	107,229	235,585	209,786
Other	317	298	628	589
Total	$305,199	$276,813	$589,641	$537,207

Income from Operations by Segment:
Transportation	$8,495	$6,919	$14,848	$12,807
Logistics	(2,525)	10,609	1,668	19,158
Other	447	(754)	(930)	(1,261)
Total	$6,417	$16,774	$15,586	$30,704

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
	( in thousands)		( in thousands)
EBITDA
Net income	$2,739	$9,047	$7,057	$16,524
Provision for income taxes	1,661	5,724	4,344	10,352
Interest expense, net	2,481	2,115	4,717	4,078
Depreciation and amortization	11,541	9,135	21,868	17,681
EBITDA	$18,422	$26,021	$37,986	$48,635

EBITDA margin (a)	6.0%	9.4%	6.4%	9.1%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.